Exhibit 10.75

GAS SALE AND PURCHASE AGREEMENT

BETWEEN

HILCORP ALASKA, LLC

AND

CHUGACH ELECTRIC ASSOCIATION, INC.

CEA-13

Effective Date: July 1, 2013

Delivery Commencement Date: January 1, 2015

Termination Date: March 31, 2018

GAS SALE AND PURCHASE AGREEMENT

Hilcorp Alaska, LLC, and Chugach Electric Association, Inc.
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GAS SALE AND PURCHASE AGREEMENT

This GAS SALE AND PURCHASE AGREEMENT (“Agreement”) is made by Hilcorp Alaska, LLC (“Seller”), a Delaware limited liability company, with offices located at 3800 Centerpoint Drive, Suite 100, Anchorage, Alaska 99503-5826, and Chugach Electric Association, Inc. (“Buyer”), an Alaska nonprofit electric cooperative corporation, with offices located at 5601 Electron Drive, Anchorage, Alaska 99518-1074, collectively referred to as “Parties” and individually as “Party,” dated as of July 1, 2013 (the “Effective Date”).

RECITALS

A.	Seller owns, controls, or has the right to dispose of Natural Gas produced from lands located in the Cook Inlet Area of Alaska.

B.	Seller has acquired substantially all of Marathon’s assets in the Cook Inlet Area. In connection with this transaction, the State of Alaska and Seller entered into a Consent Decree dated November 7, 2012, which was approved by the Superior Court on January 17, 2013, in Case No. 3AN-12-10858 CIV (“Consent Decree”). The Consent Decree imposes certain terms under which Seller must market its gas produced in the Cook Inlet Area through December 31, 2017.

C.	Buyer is a public utility that holds Certificate of Public Convenience and Necessity No. 8 from the RCA. Buyer provides retail electricity in a service territory which extends from Anchorage to the northern Kenai Peninsula, and from Whittier on Prince William Sound to Tyonek on the west side of Cook Inlet. Buyer also provides wholesale and economy energy sales to other Alaska utilities. Buyer desires to purchase Gas for use in Buyer’s business including, without limitation, generating electricity for sale to Buyer’s retail, wholesale and economy energy customers.

D.	Seller wishes to sell Gas to Buyer on a Firm basis for four Contract Years.

E.	In addition to Firm Gas, Buyer may desire to purchase Gas for the purpose of handling short-term extraordinary or emergency Gas supply needs of Buyer. Any such purchase of Gas must comply with the Consent Decree and this Agreement.

F.	Seller and Buyer adopt the terms and conditions set forth herein to govern this transaction.

AGREEMENT

1.	DEFINITIONS & INTERPRETATION.

1.1	Definitions. The following definitions apply to this Agreement:

“1988 Marathon – APL GSA” means the Gas Purchase Agreement between Marathon Oil Company and Alaska Pipeline Company dated May 1, 1988, and approved by the RCA in Docket No. U-88-49, as amended.

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“2000 Union Oil – APL GSA” means the Gas Sales Agreement between Union Oil Company of California and Alaska Pipeline Company, dated November 17, 2000, and approved by the RCA in Docket No. U-01-7, as amended.

“ACH” has the meaning set forth in Section 8.2.

“Agreement” has the meaning set forth in the Preamble.

“Alaska Clock Time” or “ACT” means Alaska Daylight Savings Time when Daylight Savings Time is in effect and Alaska Standard Time when Daylight Saving Time is not in effect.

“Annual Contract Quantity” means the volume of Gas required to be delivered and sold by Seller and received and purchased by Buyer during a Contract Year during the Term of this Agreement as set forth in Section 2.3.

“Arbitration Act” has the meaning set forth in Section 14.1.

“Average Daily Contract Quantity” means the average volume of Gas which would be sold and purchased on any given Day during a Contract Year if the applicable Annual Contract Quantity were delivered evenly on each Day throughout the Contract Year. The Average Daily Contract Quantity is reduced by 4.2% for the Day on which local time changes from Standard Time to Daylight Savings Time and increased by 4.2% for the Day on which local time changes from Daylight Savings Time to Standard Time.

“Base Load Gas” means the volume of Gas delivered on a Day of the Contract Year which is equal to or less than Average Daily Contract Quantity.

“Base Load Gas Charge” means the Monthly charge for Base Load Gas calculated pursuant to Section 7.1.

“BTU” means British Thermal Unit which is the amount of energy needed to heat one pound of water by one degree Fahrenheit.

“Business Day” means a Day on which Buyer’s offices at 5601 Electron Drive, Anchorage, Alaska, are open for retail business.

“Buyer” has the meaning set forth in the Preamble.

“Category” means the nature of the Gas sold and purchased under this Agreement. The Categories are Base Load Gas, Swing Load Gas, and Emergency Load Gas.

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“CINGSA” means the Natural Gas storage facility owned and operated by Cook Inlet Natural Gas Storage Alaska, LLC.

“CINGSA Gas Substitution” has the meaning set forth in Section 2.4.

“Claim” means a claim, suit, liability, loss, demand, damages or cause of action by a third party for physical damage to property, bodily injury or death (including recoverable legal counsel fees and costs of litigation of the party asserting the Claim) arising from the physical operations of a Party, whether based in contract, tort, strict liability or otherwise. “Claim” does not include a claim based upon, arising from or related to the failure or refusal of Seller to deliver Gas or the failure or refusal of Buyer to receive Gas under this Agreement, for which the sole recourse and remedy is set forth in Section 2.4.

“Consent Decree” has the meaning set forth in Recital B.

“Continuous Rate” means a continuous rate of Gas delivery without significant deviation, which rate shall be calculated by dividing the volume per Day by 24 hours. For example, a rate of 3 MMcfpd will be delivered at a Continuous Rate of approximately 125 Mcf per hour without significant deviation.

“Contract Year” means a period beginning on January 1 at 00:00 a.m. and ending on the following December 31 at 24:00 p.m.

“Cook Inlet Area” means that region of Alaska bordered in red on the map which comprises Exhibit A.

“Cook Inlet Gas Distribution System” means the system of Gas transmission and distribution pipelines located in and around the Cook Inlet Area including pipelines owned by Alaska Pipeline Company and Hilcorp Alaska, LLC.

“Cover,” as referred to in Section 2.4, means Buyer’s commercially reasonable efforts to obtain replacement Gas (or an alternate fuel if elected by Buyer and replacement Gas is not available), at a price reasonable for the Cook Inlet Area consistent with the amount of notice provided by the Seller, the immediacy of the Buyer’s Gas consumption needs, the quantities involved, and the anticipated length of the nonperformance by Seller.

“Daily Contract Quantity” means the volume of Gas required to be delivered by Seller and received by Buyer on a Day during the Term of this Agreement as set forth in Sections 2.3(B) and 2.3(C). “Daily Contract Quantity” does not include Emergency Load Gas.

“Day” means a 24-hour calendar day beginning at 00:00 hours and ending at 24:00 hours ACT. “Day” includes the 23-hour calendar day when local time changes from Alaska Standard Time to Alaska Daylight Savings Time and the 25-hour calendar day when local time changes from Alaska Daylight Savings Time to Alaska Standard Time.

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“Daylight Savings Time” means the advancement of timekeeping clocks forward one hour from Standard Time near the start of spring pursuant to the Uniform Time Act of 1966, Pub. L. 89-387, 80 Stat. 107, 15 U.S.C. §§ 260-64, as amended, as administered by the US Department of Transportation.

“Delivery Point” has the meaning set forth in Section 3.1.

“Delivery Point Meter” has the meaning set forth in Section 3.1.

“Delivery Shortfall Volume” has the meaning set forth in Section 2.4.

“Dispute” means any dispute or controversy between the Parties arising out of this Agreement and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, or breach of this Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Emergency Gas Transaction” means an individual agreement to sell and purchase Emergency Load Gas reached by the Parties pursuant to Section 2.3(D).

“Emergency Load Gas” means Gas sold to Buyer in excess of the Base Load Gas and Swing Load Gas sold by Seller to Buyer to meet the short-term (one-Month or less) extraordinary or emergency gas supply needs of Buyer.

“Emergency Load Gas Charge” means the Monthly charge for Emergency Load Gas calculated pursuant to Section 7.1.

“Engineer” means an independent, registered professional petroleum engineer from the firm then currently engaged by Seller to provide the reserve reports to Seller respecting Seller’s oil and gas properties in Alaska or from another firm agreed to by Buyer and Seller.

“Excess Royalties” means royalties (including interest and penalties thereon) in excess of those payable on the sale of the gas at the Sales Price due to a value attributed to the Gas under the applicable oil and gas lease which is higher than the contract price. “Excess Royalties” do not include royalties, interest or penalties thereon which are determined after audit to be due on the sale of the Gas at the Sales Price.

“Excess Taxes” means taxes (including interest and penalties thereon) in excess of those payable under tax law as of December 31, 2012, on the production or severance of the Gas or the sale of Gas at the Sales Price. “Excess Taxes” do not include taxes, interest or penalties thereon which are determined after audit to be due under tax law as of December 31, 2012, on the production or severance of the Gas or the sale of the Gas at the Sales Price.

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“Field Operations Gas” means Gas Seller determines, in its sole and unfettered discretion, is necessary or desirable for Seller’s use for field operations and maintenance, gas dehydration, gas treatment and other field use.

“Firm” means that a Party may interrupt its performance without liability only to the extent that such performance is excused or permitted by the terms of this Agreement.

“Force Majeure Event” has the meaning set forth in Section 10.2.

“Gas” or “Natural Gas” means any mixture of hydrocarbons or of hydrocarbons and noncombustible gases, in a gaseous state consisting primarily of methane and meeting the quality specifications of Section 6.1 or 6.2, as applicable.

“Gas Reserves” shall mean the total quantity of Seller’s proved developed reserves, Seller’s proved undeveloped reserves, and a reasonable percentage of Seller’s probable reserves as determined in accordance with sound petroleum reservoir engineering practices.

“Gas Sale and Purchase Commitment” means the quantity of Gas that will be sold and delivered and purchased and received under this Agreement in accordance with Sections 2.3 and 2.4.

“Imbalance Volume” means the adjustment of the volume of Gas to be delivered by Seller and received by Buyer hereunder to correct for previous Incidental Deviations.

“Incidental Deviations” means the unintended differences between the Daily Contract Quantity for a Day delivered at a Continuous Rate and the actual deliveries and receipts made on that Day which arise from the ordinary operations of the Cook Inlet Gas Distribution System. Deviations greater than 3% are not Incidental Deviations.

“Liquefied Natural Gas” and “LNG” mean Gas condensed into a liquid by cooling it to approximately –260 °F.

“Major Adjustment Request” has the meaning set forth in Section 2.3(A)(3).

“Mcf,” “MMcf” and “Bcf” mean thousand Standard Cubic Feet, Million Standard Cubic Feet, and Billion Standard Cubic Feet, respectively.

“MMcfpd” or “MMcfd” means MMcf delivered at a Continuous Rate for 24 hours during a Day.

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“Minor Adjustment Notice” has the meaning set forth in Section 2.3(A)(2).

“Month” means a period beginning at 00:00 hours ACT on the first Day of a calendar month and ending at 24:00 hours ACT on the last Day of that calendar month.

“Monthly Contract Quantity” has the meaning set forth in Section 2.3(C).

“Monthly Delivered Quantity” means the actual volume of Gas Seller delivered and Buyer received during the applicable Month.

“Operational Notice” means a notice given as provided in Section 13.2.

“Permitted Delivery Range” has the meaning set forth in Section 2.3(C)(2)(b).

“RCA” means the Regulatory Commission of Alaska including its predecessor the Alaska Public Utilities Commission, and any other entity succeeding to any of its functions, in each case as the context requires.

“RCA Approval” has the meaning set forth in Section 11.3.

“Regular Notice” means a notice given as provided in Section 13.1.

“Sales Price” has the meaning set forth in Section 7.1.

“Seller” has the meaning set forth in the preamble.

“Seller’s Remedy” has the meaning set forth in Section 2.4.

“Standard Cubic Foot” means the amount of Gas that would occupy a volume of one cubic foot at a temperature of sixty degrees Fahrenheit (60° F.) and at a pressure of fourteen and sixty five hundredths (14.65) pounds per square inch absolute.

“Standard Time” means the time of Day without the offset for Daylight Savings Time.

“Swing Load Gas” means Gas sold to Buyer on any given Day in excess of the Base Load Gas sold to Buyer on such Day, as determined in accordance with Section 7.1(B)(2). “Swing Load Gas” does not include Emergency Load Gas.

“Swing Load Gas Charge” means the Monthly charge for Swing Load Gas calculated pursuant to Section 7.1.

“Tariffs” means the tariffs of a utility or pipeline regulated by the RCA which tariffs have been approved by the RCA and are currently in effect.

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“Term” has the meaning set forth in Section 4.1.

“Termination Date” means March 31, 2018.

“Termination Event” has the meaning set forth in Section 4.2.

“Transportation Costs” means charges imposed to move Gas sold under this Agreement on pipeline carrier or public utility pipelines pursuant to RCA-approved tariff rates and conditions.

“Year” means a calendar year.

1.2	Principles of Construction. In this Agreement, unless the context otherwise requires:

(A)	This Agreement is the entire agreement between the Parties respecting the subject matter hereof.

(B)	Headings and the rendering of text in bold and/or italics are for convenience only and do not affect the interpretation of this Agreement.

(C)	Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders.

(D)	The words “hereof”, “herein”, and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(E)	A reference to a Section, paragraph, clause, Party, Exhibit or Schedule is a reference to that Section, paragraph, clause of, or that Party, Exhibit or Schedule to, this Agreement unless otherwise specified, and in the event of a conflict, the provisions of the main body of this Agreement shall prevail over the provisions of any Exhibit or Schedule.

(F)	A reference to this Agreement shall mean this Agreement including any amendment or supplement to, or replacement, novation or modification of this Agreement, but disregarding any amendment, supplement, replacement, novation or modification made in breach of this Agreement.

(G)	A reference to a person or entity includes that person or entity’s successors and permitted assigns.

(H)	The term “including” means “including without limitation” and any list of examples following such term shall in no way restrict or limit the generality of the word or provision in respect of which such examples are provided.

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(I)	References to any statute, code or statutory provision are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom.

(J)	Each Party acknowledges and agrees that it has participated in the drafting of this Agreement and has had the opportunity to consult with legal counsel and any other advisors of its choice to its satisfaction regarding the terms and provisions of this Agreement and the results thereof. As a result, the rule of construction that an agreement be construed against the drafter will not be asserted or applied to this Agreement.

(K)	All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(L)	In the event of a conflict, a mathematical formula describing a concept or defining a term shall prevail over words describing a concept or defining a term.

(M)	References to any amount of money shall mean a reference to the amount in US Dollars.

(N)	The expression “and/or” when used as a conjunction shall connote “any or all of”.

(O)	Words, phrases or expressions which are not defined herein and which have a generally accepted meaning in the industry which is the subject of this Agreement shall have that meaning in this Agreement.

(P)	A waiver by either Party of any breach of the covenants and conditions to be performed under this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other covenant or condition.

(Q)	Except as otherwise expressly provided in this Agreement, no amendments to or modifications of this Agreement shall be valid unless they are in writing and signed by the Parties.

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1.3	Exhibits.

(A)	All of the Exhibits that are attached to the body of this Agreement are an integral part of this Agreement and are incorporated by reference into this Agreement, including:

(1)	Exhibit A – Map of the Cook Inlet Area

(2)	Exhibit B – Delivery Points

(3)	Exhibit C – Gas Quality Specifications

(B)	If a conflict exists between the body of this Agreement and the Exhibits, the body prevails to the extent of the conflict.

2.	GAS SALES.

2.1	Gas Sales Commitment; Limitation on Gas Use or Resale.

(A)	Subject to all of the terms and conditions of this Agreement, Seller commits to deliver and sell to Buyer, and Buyer commits to receive and purchase from Seller, the Natural Gas volumes and rates set forth in this Section 2.

(B)	Buyer may not resell Gas purchased under this Agreement for LNG export to foreign nations, nor may Buyer resell Gas purchased under this Agreement to a third party for resale for LNG export to foreign nations.

2.2	Commitment Priorities. Seller may cease or curtail deliveries under this Agreement without liability to Buyer to assure a sufficient supply of Field Operations Gas or solely to meet Seller’s commitments as follows:

(A)	Pursuant to the 1988 Marathon – APL GSA, if it is at any time determined that Seller’s Available Gas Reserves (as defined therein) are insufficient to permit it to make deliveries under this Agreement and meet its obligations to Alaska Pipeline Company under the 1988 Marathon – APL GSA, Gas deliveries under this Agreement may be reduced or terminated by Seller in its sole discretion. Seller’s Available Gas Reserves will be determined in accordance with the provisions of the 1988 Marathon – APL GSA.

(B)	Pursuant to the 2000 Union Oil – APL GSA, Alaska Pipeline Company has first call on Seller’s Gas delivered into the Cook Inlet Area necessary to meet Seller’s commitments in that agreement.

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2.3	Gas Sale and Purchase Commitment. Unless Seller and Buyer otherwise agree in a writing signed by both Parties, the Gas Sale and Purchase Commitment under this Agreement shall be as set forth below.

(A)	Annual Contract Quantity:

(1)	The Annual Contract Quantities under this Agreement are as follows:

Contract Year	Dates	Annual Contract Quantity (MMcf)

1	01/01/15 through 12/31/15	2,427.25

2	01/01/16 through 12/31/16	5,215.50

3	01/01/17 through 12/31/17	7,975.25

4	01/01/18 through 03/31/18	2,009.25

(2)	By notice to Seller on or before any October 1 during the Term, Buyer may require an adjustment of not more than five percent (5%) to the Annual Contract Quantity for the then-succeeding Contract Year (each, a “Minor Adjustment Notice”). If Buyer provides such a Minor Adjustment Notice, then the applicable Annual Contract Quantity, and the related Average Daily Contract Quantity and Monthly Contract Quantities applicable to such Contract Year (each determined as set forth herein), shall be adjusted as described in the Minor Adjustment Notice. Buyer may not provide a Minor Adjustment Notice which reduces the Annual Contract Quantity for the purpose of buying the amount by which the Annual Contract Quantity was reduced from a third party. If Buyer later determines Buyer needs to purchase all or a portion of the volumes reduced by a Minor Adjustment Notice, Buyer shall provide Seller reasonable notice and the option to supply those volumes to Buyer pursuant to the terms of this Agreement.

(3)

By notice to Seller on or before any October 1 during the Term, Buyer may request adjustments in the Annual Contract Quantity in excess of five percent (5%) for the then-succeeding Contract Year (each, a “Major Adjustment Request”). Seller shall consider each Major Adjustment Request in good faith, and, if mutually agreed the Parties shall execute a document setting forth the revisions to the applicable Annual Contract Quantity, and the related Average Daily Contract Quantity and Monthly Contract Quantities (each determined as set forth herein). Buyer may not provide a Major Adjustment Request which reduces the Annual Contract Quantity for the purpose of buying the amount by which the Annual Contract Quantity was reduced from a third party. If Buyer later determines Buyer needs to purchase all or a portion of the volumes reduced by the agreement of the Parties after Buyer issues a Major

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Adjustment Request, Buyer shall provide Seller reasonable notice and the option to supply those volumes to Buyer pursuant to the terms of this Agreement.

(B)	Average Daily Contract Quantity: The Average Daily Contract Quantity during each Contract Year shall be as set forth in the following chart:

Contract Year	Dates	Average Daily Contract Quantity (MMcfd)

1	01/01/15 through 12/31/15	6.650

2	01/01/16 through 12/31/16	14.250

3	01/01/17 through 12/31/17	21.850

4	01/01/18 through 03/31/18	22.325

(C)	Daily and Monthly Obligations:

(1)	Daily Contract Quantity.

(a)	The Daily Contract Quantity is the Average Daily Contract Quantity set forth in the chart in Section 2.3(B). Seller will make available to the Buyer a volume of Gas on each Day of the Term up to 103% of the applicable Daily Contract Quantity for such Day, on a Firm basis and according to Buyer’s nominations and schedules provided to and worked out with Seller in accordance with Sections 2.5 and 2.6, and otherwise in accordance with this Agreement.

(b)	Buyer may request that Seller deliver a higher volume of Gas on a given Day or Days, and Seller shall inform Buyer whether Seller agrees to deliver such a higher volume of Gas. All such additional volumes are interruptible by either Party unless otherwise agreed.

(2)	Monthly Contract Quantity.

(a)	The “Monthly Contract Quantity” is the sum of the Daily Contract Quantities for the applicable Month. Buyer will purchase and receive from Seller the Monthly Contract Quantity on a Firm basis.

(b)	The Parties understand that the Cook Inlet Gas Distribution System is currently unable to delivery precisely the

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nominated amount of Gas on any given Day. The mutual intent of the Parties is to work toward assuring that the Monthly Delivered Quantity for a given Month is within three percent (3%) of the Monthly Contract Quantity for such Month, and that the delivered volume of Gas for each Contract Year is within three percent (3%) of the Monthly Contract Quantity (assuming a 30-Day Month within such Contract Year) for the applicable Contract Year (“Permitted Delivery Range”).

(D)	Emergency Load Gas:

(1)	The purpose of this Section 2.3(D) is to facilitate the delivery of Gas from Seller to Buyer on relatively short notice when such Gas is required to meet the short-term extraordinary or emergency gas needs of the Buyer. No single Emergency Gas Transaction shall be for a period in excess of thirty (30) Days. All notices made pursuant to this Section 2.3(D) will be given as Operational Notices.

(2)	At any time during the term, Buyer may notify Seller that it has an extraordinary or emergency Gas supply need and request a specific volume or volumes of Emergency Load Gas to be delivered. In the notice, the Buyer must specify the nature and anticipated duration of the extraordinary or emergency situation which forms the basis of the request for additional Gas. Seller shall promptly respond to the request indicating what Emergency Load Gas, if any, it will make available to Buyer. The Parties will then negotiate toward an Emergency Gas Transaction, but neither Party is obligated to agree to an Emergency Gas Transaction and either Party may refuse to do so for any reason or no reason.

(3)	If the Parties agree to an Emergency Gas Transaction, they shall memorialize the agreement by an exchange of emails. The Parties will also confirm the commencement and termination of all sales and purchases of Gas, the Continuous Rate, the Delivery Point and any modifications of the Continuous Rate by email exchange within a reasonable time after the applicable Operational Notice. Buyer shall promptly inform Seller when the extraordinary or emergency situation has been resolved. Sales of Emergency Load Gas shall cease as soon as practical after the resolution of the extraordinary or emergency situation.

(4)	Volumes of Gas sold pursuant to Emergency Gas Transactions shall not be included in the Annual Contract Quantity or Daily Contract Quantity and shall not be included in the calculations of Base Load Gas and Swing Load Gas.

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2.4	Nature of Gas Sale and Purchase Commitment and Remedies

(A)	Buyer’s Remedies:

(1)	If Seller for any reason, including a Force Majeure Event or quality issues, does not deliver all of the applicable Daily Contract Quantity, or if Buyer because of Force Majeure Event, cannot take from Seller all of the applicable Daily Contract Quantity, Buyer may make whatever purchases are necessary to replace the shortage. Buyer will in good faith attempt to purchase only the amount of Gas necessary to replace the shortage. Should any provision of this Agreement constrain Buyer in such a way that Buyer cannot replace the shortage on reasonable terms and conditions, that provision (or provisions) shall be relaxed or waived but only to the extent necessary to permit Buyer to purchase its requirements on reasonable terms and conditions.

(2)	Subject to Section 2.3(C)(2)(b), on any given Day, if Seller fails to deliver (or make available for delivery) up to 103% of the applicable Daily Contract Quantity as nominated and scheduled as provided in Section 2.3(C)(1)(a) for such Day (“Nominated Volume”) and such failure is not excused or permitted under this Agreement, the difference between such Nominated Volume and the amount of Gas actually delivered (or made available for delivery) that Day is called the “Delivery Shortfall Volume.” Buyer’s sole remedy with respect to such failure by Seller shall be Cover as provided below.

(a)

Upon receiving notice or otherwise having actual knowledge of Seller’s delivery failure, Buyer shall attempt to replace the Delivery Shortfall Volume via Cover. For the avoidance of doubt, Buyer, in its sole discretion, may choose to withdraw Gas stored by it or on its behalf in CINGSA (or any other storage facility), up to the Delivery Shortfall Volume (“CINGSA Gas Substitution”), and in such circumstance Buyer shall attempt to replace the Gas representing such CINGSA Gas Substitution via Cover. Seller shall be responsible for, and shall pay Buyer: (i) for all volumes of Gas that Buyer replaces through Cover, the positive difference, if any, between the average weighted purchase price paid by Buyer for such replacement Gas and the applicable Base Load Gas Price multiplied by the volume of such replacement Gas; plus (ii) with respect to replacement Gas obtained in relation to a CINGSA Gas Substitution, a sum equal to (x) all costs to withdraw and transport the volumes represented by such CINGSA Gas

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Substitution to Buyer’s facilities; plus (y) all costs to transport and inject replacement Gas obtained via Cover into CINGSA (or any other applicable Gas storage facility); provided that the total maximum amount payable by Seller to Buyer under this Section 2.4(A)(2) shall be the Base Load Gas Price multiplied by the applicable Delivery Shortfall Volume.

(b)	To the extent the Delivery Shortfall Volume cannot be fully replaced through Cover, then Seller shall be responsible for, and shall pay Buyer, the applicable Base Load Gas Price times such portion of the Delivery Shortfall Volume that could not be replaced through Cover.

(c)	In no event shall Seller be liable to Buyer under this Section 2.4(A)(2) for the payment of more than an amount equal to the Delivery Shortfall Volume multiplied by the then-current Sales Price for Base Load Gas, whether or not all or a portion of the Delivery Shortfall Volume could be replaced by Cover.

(3)	Buyer shall provide to Seller all information necessary to calculate amounts due from Seller to Buyer (including volume, price, transportation and injection costs (if applicable), and delivery Day, as applicable) as soon as practicable after acquiring replacement Gas through Cover.

(B)	Seller’s Remedy: Subject to Section 2.3(C)(2)(b), for any given Month, Buyer shall pay Seller for the Monthly Contract Quantity (reduced by the volume of the Monthly Contract Quantity Seller did not deliver or Buyer did not receive, respectively, to the extent and only to the extent such non-delivery or non-receipt is excused or otherwise permitted under this Agreement) or the Monthly Delivered Quantity, whichever is greater (“Seller’s Remedy”).

(C)	Neither Cover nor Seller’s Remedy applies to Incidental Deviations, the remedy for which is solely the adjustment through Imbalance Volumes.

(D)

Neither Party shall be entitled to an award of, and hereby waives the right to recover, incidental, consequential, punitive, exemplary, or other non-direct damages or any other damages from the other Party arising from or related to this Agreement, whether asserted by or awarded to such Party or any third party and whether based on contract, tort, strict liability or other claim or theory of liability. The remedies listed in this Section 2.4 are the

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sole and exclusive remedies for Buyer’s failure or refusal to receive Gas, or Seller’s failure or refusal to deliver Gas, where such failures or refusals are not excused or permitted under this Agreement.

2.5	Delivery Rate and Scheduling.

(A)	Subject to Incidental Deviations, Seller shall deliver and Buyer shall receive Gas at a Continuous Rate calculated based on the Average Daily Contract Quantity applicable in a particular Contract Year.

(B)	By 4:00 p.m. ACT, the Day before Buyer is to receive Gas from Seller, Buyer shall send Seller’s Gas Control Group an estimate of its hourly Gas needs for the next Day within the quantity provisions set forth in Section 2.3.

(C)	Daily scheduling of Gas by gas controllers shall incorporate an Imbalance Volume.

(D)	Buyer’s Fuel Supply personnel work normal business hours from 08:00 AM to 17:00 PM Alaska Clock Time (“Normal Business Hours”). Buyer’s Fuel Supply personnel are on call outside of Normal Business Hours for emergency response purposes. Seller and Buyer will use reasonable efforts to perform all gas scheduling and management activities during Normal Business Hours.

2.6	Communication and Rescheduling Undelivered Gas.

(A)	Buyer and Seller understand that this Agreement will require frequent communication and cooperation for proper scheduling and delivery of Gas. The acting Party will provide timely notice to the other Party when (i) Buyer changes its receipt rate, (ii) Seller ceases or curtails deliveries or Buyer ceases or curtails receipts, or (iii) either Buyer or Seller incurs a Force Majeure Event.

(B)	Buyer and Seller will communicate and work in good faith to coordinate Gas deliveries and receipts with the other Party regarding anticipated shut-downs or curtailments, facility outages, maintenance and other scheduled or irregular events which do not constitute Force Majeure Events.

(C)	By mutual agreement of the Parties confirmed by email or other writing, the Parties may reschedule Gas which will not be or has not been delivered and received as provided in Section 2.3, whether due to shut-downs or curtailments, facility outages, maintenance and other scheduled or irregular events, due to Force Majeure Events, or otherwise as mutually agreed.

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2.7	Notices.

(A)	All Minor Adjustment Notices and Major Adjustment Requests shall be made by Regular Notices. All other requests and notices made pursuant to this Section 2 will be given as Operational Notices.

(B)	The Parties will document the commencement and termination of all sales and purchases of Gas, the Continuous Rate, the Delivery Point and any modifications of the Continuous Rate within a reasonable time after the applicable Operational Notice. The transactional summaries will be tabulated by the Seller in a spreadsheet that will be provided to Buyer periodically or in response to a request. Delays in updating the spreadsheet shall not negate or otherwise affect a sale of Natural Gas under this Agreement.

2.8	Gas Reserves Opinion and Development Plans.

(A)	No later than September 30, 2013, and then annually on or before March 31 thereafter during the Term, Seller shall deliver to Buyer an opinion letter from the Engineer regarding Seller’s Gas Reserves. The Engineer’s fees and expenses shall be paid by Seller. The letter must be based on sound geologic, economic, and other data, and must be consistent with sound engineering principles. The letter must conclude that Seller’s Gas Reserves are sufficient to meet Seller’s obligations to deliver the Annual Contract Quantity each Year during the then-remaining Term, assuming reasonable and prudent operations.

(B)	Seller shall make an oral presentation to Buyer outlining Seller’s Gas Reserves development plans in an annual meeting between the Parties which shall take place no later than April 30 beginning in 2014. Buyer will take all reasonable steps to preserve the confidentiality of all information received by Buyer from Seller or disclosed by Seller to Buyer under this Section 2.8.

3.	DELIVERY POINTS; TITLE; LIABILITY AND RISK OF LOSS; PIPELINES.

3.1	Delivery Points.

(A)	Unless otherwise agreed between the Parties, the authorized delivery points are set forth in Exhibit B (“Delivery Points”) and the “Delivery Point Meters” listed thereunder.

(B)	Buyer may request Gas to be delivered at specific Delivery Point Meters and to otherwise minimize the costs payable by Buyer pursuant to Section 7.3, and Seller will work in good faith to honor such requests, in each case within the limitations of Seller’s Gas production facilities, the requirements of Seller’s other Gas sales agreements and Seller’s ability to economically administer its business.

3.2	Title. Title to all Gas delivered by Seller and received by Buyer will pass at the Delivery Point Meters. All liability and risk associated with the Gas will follow title.

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4.	TERM.

4.1	Term. The term of this Agreement shall commence on the Effective Date, and unless sooner terminated under Section 4.2, end on the Termination Date (“Term”).

4.2	Termination Event Defined. Each of the following events is a “Termination Event”: (a) any Party makes an assignment for the benefit of creditors; (b) any Party defaults in its payment obligations under this Agreement and does not resolve the default, as provided in Section 8; (c) any Party commences, authorizes, or acquiesces in the commencement of a proceeding under any bankruptcy, insolvency, or similar law, or has such a proceeding commenced against it; or (d) any Party or any Party’s parent company becomes bankrupt or insolvent, or is unable to pay its debts when due.

4.3	Termination. If a Termination Event described in Section 4.2 occurs, the non-defaulting Party shall have the right to immediately withhold or suspend deliveries or payment, or terminate this Agreement.

4.4	Reservations. Each Party reserves all claims, rights, setoffs, counterclaims, and other defenses to which it is entitled under this Agreement.

5.	MEASUREMENT.

5.1	Cook Inlet Gas Distribution System Measurement Standards. The measurement standards in effect on the applicable delivery pipelines of the Cook Inlet Gas Distribution System on the date of delivery will apply to all Gas delivered under this Agreement.

5.2	Other Measurement Standards. The following provisions will apply with respect to Delivery Points that are not part of the Cook Inlet Gas Distribution System:

(A)	Seller shall, at its expense, provide continuous data showing Gas delivery rates for each such Delivery Point, if so requested by Buyer, when such Delivery Point is owned, maintained and operated by Seller. Seller shall have the right to refuse to tender Gas for delivery to Buyer at any Delivery Point that is not operating properly or measuring volumes of Gas accurately; provided, that such refusal shall not alter Seller’s obligations to make available and deliver Gas to Buyer under Section 2.

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(B)	If a meter at such a Delivery Point is out of service or registering inaccurately by a variation greater than one percent (1%), the volumes of Gas delivered shall be estimated:

(1)	by using the volumes registered by the check meter or meters of Seller, if installed and accurately registering, or

(2)	in the absence of estimation pursuant to clause (1), by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculations, or

(3)	in the absence of estimation pursuant to both clause (1) and clause (2), then by estimating the quantity of deliveries based on deliveries during comparable periods under similar conditions when the meter was registering accurately.

(C)	If any measuring equipment is found to be inaccurate by one percent (1%) or less, previous records of the equipment shall be considered accurate. If any measuring equipment is found to be inaccurate by more than one percent (1%), any previous records of that equipment, any previous billings will be corrected to zero error for any period known definitely or agreed upon using the estimate obtained via Section 5.2(B) (1), (2) or (3) above (as applicable). If a period of inaccuracy is not definitely known or agreed upon by the Parties, the correction shall be made for a period of one half ( 1⁄2) of the time elapsed since the date of the last test of the meter. The correction shall fully settle all claims based on the inaccuracy. Any measuring equipment found by test to be inaccurate, even if such error is less than one percent (1%), will immediately be adjusted or replaced, as appropriate, to measure accurately.

(D)	If Buyer notifies Seller that it desires to test the accuracy of a meter at such a Delivery Point, Seller will test the accuracy of the measuring equipment promptly after such notification. Buyer shall have the right to witness the calibrating, adjusting and testing of the measuring equipment, at Buyer’s sole cost and expense. Seller shall, on reasonable request of Buyer, give its physical test and meter proving reports to Buyer. If there is a dispute about any measurement, the Parties shall conduct a joint test that shall be dispositive. If the joint test reveals there is an error, Seller shall pay all costs associated with the joint test. If the joint test reveals there was no error then the Party requesting such test shall pay all costs associated with the joint test.

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6.	QUALITY.

6.1	Cook Inlet Gas Distribution System Quality Standards. Seller warrants all Natural Gas delivered to the Delivery Point will be of a pressure, condition, and quality which meets the requirements of the pipeline Tariff(s) applicable to the Delivery Points.

6.2	Other Quality Standards. With respect to Natural Gas delivered to Delivery Points that are not part of the Cook Inlet Gas Distribution System or do not otherwise have an applicable Tariff, Seller warrants that all such Natural Gas will be of a pressure, condition, and quality that meets the Gas Quality Specifications set forth in Exhibit C.

6.3	Buyer Curtailment. Buyer may cease or curtail receipt of Gas delivered by Seller which does not satisfy the warranty requirements of Section 6.1 or 6.2, as applicable, and Buyer may invoke remedies available to it pursuant to this Agreement, including under Section 2.4, with respect to all such Gas deliveries ceased or curtailed.

7.	SALES PRICE; COST ALLOCATION; STATE’S ROYALTY SHARE.

7.1	Sales Price and Monthly Calculation.

(A)	Sales Price: The “Sales Price” for Gas purchased and sold hereunder shall be as follows:

Contract Year	Base Load Gas Price (Dollars per Mcf)	Swing Load Gas Price (Dollars per Mcf)	Emergency Load Gas Price (Dollars per Mcf)
1	7.13	8.91	10.70
2	7.42	9.28	11.13
3	7.72	9.65	11.58
4	8.03	10.04	12.04

(B)	Monthly Calculation: The amount due from Buyer to Seller for Gas sales shall be calculated on a Monthly basis as follows:

(1)	Base Load Gas Charge: The Base Load Gas Charge shall be the Monthly Delivered Quantity, subject to a cap equal to the Monthly Contract Quantity and further subject to the provisions of Section 7.1(B)(2), times the applicable Base Load Gas Price; provided that the Base Load Gas Charge shall include an appropriate amount representing Seller’s Remedy, if any, as calculated in accordance with Section 2.4(B).

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(2)	Swing Load Gas Charge: The Swing Load Gas Charge shall be the applicable Swing Load Gas Price times the positive difference between the Monthly Delivered Quantity and the Monthly Contract Quantity; provided, that if the Monthly Delivered Quantity is within the Permitted Delivery Range, then the entire Monthly Delivered Quantity for such Month shall be billed at the Base Load Gas Price.

(3)	Emergency Load Gas Charge: The Emergency Load Gas Charge shall be the Emergency Load Gas volume Seller sold and delivered and Buyer purchased and received during the Month times the applicable Emergency Load Gas Price.

7.2	Costs Allocated to Seller. Seller is responsible for the following costs relating to Gas sold or moved under this Agreement:

(A)	Gas development, production, separation, dehydration and other processing;

(B)	Facility construction, operation and maintenance;

(C)	Gas gathering, treatment and compression necessary to meet pipeline specifications and pressures;

(D)	Costs, other than Transportation Costs, to move Gas to a Delivery Point;

(E)	Lessor royalties, overriding royalties, production payments and other payments of any kind (other than taxes) due to third parties upon the production and sale of the Gas at the Sales Price, but not including Excess Royalties;

(F)	Severance and/or production taxes at the tax rates and under the laws and rules in place on the Effective Date, but not including Excess Taxes; and

(G)	Charges and costs (other than Transportation Costs, which shall be allocated solely pursuant to Sections 7.2(D) and 7.3(C)) assessed by the applicable owner(s) of any portion of the Cook Inlet Gas Distribution System in relation to Imbalance Volumes, to the extent that Seller is determined by such owner(s) to have been responsible for the underlying imbalance.

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7.3	Costs Allocated to Buyer: Buyer is responsible for the following costs relating to Gas sold under this Agreement:

(A)	Transportation Costs at, from and after delivery at a Delivery Point, including reimbursement of Transportation Costs paid initially by Seller if the Delivery Point Meter requested by Buyer requires Seller to incur Transportation Costs;

(B)	Storage, facilities, equipment, operations, and maintenance costs after delivery at a Delivery Point;

(C)	Taxes imposed on the Gas or Buyer’s operations after a Delivery Point;

(D)	Excess Royalties;

(E)	Excess Taxes; and

(F)	Charges and costs (other than Transportation Costs, which shall be allocated solely pursuant to Section 7.3(A)) assessed by the applicable owner(s) of any portion of the Cook Inlet Gas Distribution System in relation to Imbalance Volumes, to the extent that Buyer is determined by such owner(s) to have been responsible for the underlying imbalance.

7.4	Valuation of State’s Royalty Share. Pursuant to AS 38.05.180(aa) and (bb), within thirty (30) Days after the execution of this Agreement and before any deliveries of Gas are made under this Agreement, Seller shall submit a written request to the Department of Natural Resources to enter into an agreement with Seller to accept the price for the Gas established in this Agreement as the value of the State of Alaska’s royalty share of Gas production sold by Seller under this Agreement. The Parties shall use reasonable efforts and shall cooperate with one another and the State in seeking the State’s approval of the request.

8.	INVOICING AND ASSURANCES.

8.1	Billing. By the fifteenth (15th) Day of each Month, Seller shall give Buyer an invoice showing the following for the previous Month:

(A)	the charge for the Gas showing the volumes of each Category of Gas sold times the applicable Sales Price for each Category as calculated in accordance with Section 7.1(B);

(B)	the credit for any Delivery Shortfall Volume as provided and calculated in accordance with Section 2.4;

(C)	the costs allocated to Buyer;

(D)	any corrections for the previous or prior Months;

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(E)	any interest charges imposed under Section 8.4; and

(F)	the total amount due from Buyer to Seller.

8.2	Payment.

(A)	Buyer shall make payment to Seller on or before the twenty-fifth (25th) Day of each Month by Automated Clearing House (“ACH”) or wire transfer to the account of Seller set out below. Upon thirty (30) Days’ written notice, Seller may designate a different financial institution or account to which Buyer will thereafter make payments.

Bank Name:	Amegy Bank
Bank ABA #:	113011258
Account Name:	Hilcorp Alaska, LLC
Account Number:	53484238

(B)	Buyer may set-off against and withhold from amounts payable by Buyer to Seller any and all amounts that are due Buyer by Seller under this Agreement where such amounts have not been credited to Buyer in Seller’s invoice.

(C)	Buyer may, without prejudice to any claim or right, pay any disputed amount and must pay any undisputed amount. The Parties shall cooperate to resolve any disputed amount in a timely manner.

8.3	Remedies for Non-Payment. If Buyer fails to pay undisputed amounts to Seller for Gas within thirty (30) Days after the invoice is received, in addition to any other remedy available, Seller will have the right to cease or curtail deliveries under this Agreement after notice to Buyer until payment (and interest under Subsection 8.4 below) is received, which right will not prejudice Seller’s rights to collect any sums due Seller (including interest under Subsection 8.4 below) for Gas previously delivered to Buyer hereunder.

8.4	Interest. Pending resolution of a billing dispute, if payment is not made within thirty (30) Days of invoice receipt, the unpaid balance shall bear interest, compounded Monthly, at the prime rate in effect at JPMorgan Chase Bank, NA, plus 1% on the first Day of each Month, or the maximum contract rate permitted by law, whichever is less, plus attorney’s fee, court costs, and other costs in connection with the collection of unpaid amounts.

8.5

Assurances. Except as described in this Section 8.5, Buyer shall not be required to provide any assurance of payment to the other Party hereunder. If at any time during the Term, Buyer’s credit rating (corporate or long-term senior unsecured debt) is below BBB- by Standard & Poor’s or Baa3 by Moody’s, upon Seller’s request Buyer shall provide to Seller, within ten (10) Business Days of any such

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request, a letter of credit, a bond, a guaranty, or such other security in a form and in a sufficient amount as shall be satisfactory to Seller in its reasonable discretion, and Buyer shall maintain such security at its sole cost and expense for so long as the Buyer’s credit rating is below BBB- by Standard & Poor’s or Baa3 by Moody’s. If and when Buyer’s credit rating is equal to or above BBB- by Standard & Poor’s and Baa3 by Moody’s, Buyer may rescind, and Seller shall promptly release and (if applicable) deliver to Buyer, any such security.

9.	WARRANTY OF TITLE.

Seller warrants title at the Delivery Point to all Gas delivered to Buyer hereunder and Seller’s right to deliver the same, and agrees to hold Buyer harmless from, and indemnify it against, any and all loss, damage, cost, expense, or liability of whatsoever kind arising out of claims of third persons with respect to the title to such Gas, including costs, expenses, and reasonable attorney’s fees incurred by Buyer in defending against any such claims.

10.	FORCE MAJEURE.

10.1	Force Majeure Event. In the event either Party is rendered unable wholly or in part by the occurrence of a Force Majeure Event to perform its obligations under this Agreement, the obligation of such Party (other than payment of money), insofar as fulfillment of the obligation is affected by such Force Majeure Event, will be suspended during the continuance of any inability so caused, but for no longer period, and such cause will, insofar as possible, be remedied with reasonable dispatch.

10.2

Force Majeure Defined. “Force Majeure Event” means any event that directly or indirectly renders a Party unable, wholly or in part, to perform or comply with any obligation, covenant or condition in this Agreement if the event, or the adverse effects of the event, is outside of the control of, and could not have been prevented by, the affected Party with reasonable foresight, at reasonable cost, and by the exercise of reasonable diligence in good faith, and is not attributable to the negligence or willful misconduct of the affected Party. Force Majeure Events include without limitation the following events (to the extent they otherwise satisfy the definition): (i) act of God, fire, lightning, landslide, earthquake, volcano activity, storm, hurricane, hurricane warning, flood, high water, washout, explosion, or well blowout; (ii) strike, lockout, or other industrial disturbance, act of the public enemy, war, military operation, blockade, insurrection, riot, epidemic, arrest or restraint by government of people, terrorist act, civil disturbance, or national emergency; (iii) the inability of the affected Party to acquire, or the delay on the part of the affected Party in acquiring pipeline shipping capacity, permits or licenses, approvals, or authorizations by regulatory bodies needed to enable the Party to perform; (iv) breakage of or accident to machinery, equipment, facilities, or lines of pipe and the freezing of a well or line of pipe, well blowout, or the partial or entire failure of a Gas well, a Gas storage

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facility or any facilities for the transmission of electricity; or (v) act, order, or requisition of any governmental agency or acting governmental authority, or any governmental law, proration, regulation, or priority.

10.3	Notices. A Party experiencing a Force Majeure Event will notify the other Party by Operational Notice of the nature, extent and estimated duration of the Force Majeure Event as soon as reasonably possible but in no event more than twenty-four (24) hours after becoming aware of the occurrence of the event. The Party experiencing the Force Majeure Event will update the other Party on a reasonably frequent basis but in no event less than once every five (5) Days thereafter by Operational Notice.

10.4	Diligence. The Party experiencing a Force Majeure Event shall exercise diligence in good faith to remedy the Force Majeure Event and resume full performance under this Agreement as soon as reasonably practicable (except that the settlement of strikes, lockouts, or other labor disputes or the restoration of a failed natural gas well shall be entirely within the discretion of the affected Party).

10.5	Extended Force Majeure Events. If the Party claiming the Force Majeure Event estimates that the Force Majeure Event will not be remedied for a period of more than ninety (90) Days, the Parties shall meet within thirty (30) Days to agree upon a commercially reasonable course of action during the period of the Force Majeure Event that is consistent with the intent of this Agreement. If the Parties are unable to agree upon a commercially reasonable course of action, either Party, upon sixty (60) Days’ notice, may reduce Seller’s and Buyer’s obligations with respect to the affected portion of the Gas to be made available and taken hereunder; provided however, that the remaining provisions of this Agreement shall apply with respect to the portion of Seller’s and Buyer’s obligations that are not so reduced.

11.	REGULATORY COMMISSION OF ALASKA.

11.1	Submission. It is a condition precedent to the effectiveness of this Agreement that it has received RCA Approval. Buyer will submit this Agreement to the RCA for its consideration on or before July 31, 2013.

11.2	Buyer’s Efforts. Buyer will use commercially reasonable efforts to obtain regulatory approval of this Agreement. Seller shall have no responsibility to take any action or incur any cost to obtain regulatory approval of this Agreement. If the RCA issues an order that approves (conditionally or otherwise) this Agreement and imposes terms and conditions or modifications unacceptable to Buyer or Seller, each as determined in its sole and absolute discretion, Buyer or Seller may terminate this Agreement upon written notice to the other Party, such termination to take effect on the date outlined in any such written notice of termination. If RCA Approval has not been obtained by January 31, 2014, either Party may terminate this Agreement upon notice to the other Party, such termination to take effect on the date outlined in any such written notice of termination.

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11.3	Approval. “RCA Approval” will be deemed to have occurred on the date that an RCA order approving the Agreement without conditions or modifications unacceptable to the Parties becomes final and is not subject to further reconsideration or appeal, or on such other date as may be mutually agreed by the Parties in writing.

12.	INDEMNIFICATION.

12.1	Indemnification. Each Party will protect, defend, indemnify and hold harmless the other from any and all liability and expense on account of all Claims arising from any act or accident including a failure to act, as to which and to the extent that the indemnifying Party was at fault in connection with the installation, presence, maintenance, and operation of property, equipment, and facilities of the indemnifying Party used in connection with or associated with the Gas delivered hereunder. This duty to protect, defend, indemnify, and hold harmless will survive the expiration or termination of this Agreement.

12.2	No Alteration of Cover Provisions. Nothing in this Section 12 shall add to, detract from or otherwise modify the provisions of this Agreement concerning the failure or refusal of Seller to deliver Gas or the failure or refusal of Buyer to receive Gas under this Agreement, for which the sole recourse and remedy is set forth in Section 2.4.

13.	NOTICES

13.1	Regular Notices. Except as specifically provided otherwise in Sections 2.7 and 10.3 of this Agreement, all notices and communications under this Agreement (other than Operational Notices) will be made in writing by certified mail (return receipt requested), facsimile (with confirmation by one of the other means described herein received within two (2) Business Days of receipt of such facsimile), email, or by nationally recognized overnight courier. All such notices will be deemed effective (a) if mailed, on the date indicated on the returned receipt, (b) if delivered personally, when delivered, (c) if sent by email or by facsimile during the normal business hours of the recipient, on the same Business Day as sent, and (d) if sent by email or facsimile after the normal business hours of the recipient, on the next Business Day following the date of transmission.

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Seller

Hilcorp Alaska, LLC
Attn:	Senior Vice President
Physical:	3800 Centerpoint Drive, Suite 100
Anchorage, AK 99503
Mailing:	PO Box 244027
Anchorage, AK 99524-4027
Fax:	(907) 777-8350
Email:	jbarnes@hilcorp.com

Buyer

Chugach Electric Association, Inc.
Attn:	Mr. Lee Thibert, Senior VP
Physical:	5601 Electron Dr.
Anchorage, AK 99519
Mailing:	PO Box 196300
Anchorage, AK 99519
Fax:	(907) 762-4514
Email:	Lee_Thibert@chugachelectric.com

13.2	Operational Notices. Any Operational Notice required or permitted to be given to either Party will be given by telephone and confirmed by email, at the telephone numbers and email addresses set forth below (or such other telephone numbers and email addresses as the Parties may designate from time to time by written notice under Section 13.3). Notices given by telephone will be effective immediately and the confirmation by email will be effective as provided in Section 13.1. The Party providing an Operational Notice will attempt to contact the primary contact first. If the primary contact is unavailable to receive notice in a timely manner, the Party providing an Operational Notice will contact the alternate contact.

Seller

Hilcorp Alaska, LLC

3800 Centerpoint Drive, Suite 100

Anchorage, AK 99503

Primary Contact:

Rich Novcaski

Commercial Manager

Telephone: (907) 777-8336

Mobile: (907) 301-1357

Fax: (907) 777-8351

Email: rnovcaski@hilcorp.com

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Alternate Contact:

Tami Ertz

Commercial Marketing Technician

Telephone: (907) 777-8411

Mobile: (907) 351-8283

Fax: (907) 777-8351

Email: tertz@hilcorp.com

Buyer

Chugach Electric Association, Inc.

PO Box 196300

Anchorage, Alaska 99519

Primary Contact:

Andrew White

Manager of Fuel Supply and Operations

Fuel Dispatch Telephone: (907) 762-4502

Telephone: (907) 762-4577

Mobile: (907) 306-0123

Fax: (907) 561-0027

Email: Andrew_White@chugachelectric.com

Alternate Contact:

Jamie Stout

Fuel Supply Analyst

Fuel Dispatch Telephone: (907) 762-4502

Telephone: (907) 762-4415

Mobile: (907) 602-0056

Fax: (907) 561-0027

Email: Jamie_Stout@chugachelectric.com

13.3	Changes in Contact Information. Either Party may designate address changes by formal written notice as provided in this section.

14.	GOVERNING LAW AND RESOLUTION OF DISPUTES.

14.1	Governing Law. This Agreement is governed by and interpreted under the laws of the State of Alaska, without regard to its choice of law rules. Arbitration shall be governed by the Revised Uniform Arbitration Act as adopted by the State of Alaska, AS 09.43.300 – .595 (“Arbitration Act”), except as modified in this Agreement.

14.2	Resolution of Disputes. Before initiating litigation, the Parties shall work together in good faith to resolve any Dispute between them using direct

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negotiations and mediation as set out in this Section 14. While the procedures in this Section 14 are pending, each Party shall continue to perform its obligations under this Agreement, unless to do so would be impossible or impracticable under the circumstances.

14.3	Direct Negotiations. If a Dispute arises, a Party shall initiate the resolution process by giving notice setting out in writing and in detail the issues in Dispute and the value of the claim to the other Party. A meeting between the Parties, attended by individuals with decision-making authority, must take place within thirty (30) Days from the date the notice was sent in an attempt to resolve the Dispute through direct negotiations.

14.4	Mediation. If the Dispute cannot be settled by direct negotiations within thirty (30) Days of initiation of the resolution process, either Party may initiate non-binding mediation by giving notice to the other Party. The place of mediation shall be Anchorage, Alaska. The Parties shall select a mutually acceptable mediator within five (5) Business Days of the notice initiating mediation.

14.5	Arbitration. If the Dispute is not resolved by mediation within thirty (30) Days from the date of the notice requiring mediation, or if the Dispute is unresolved within sixty (60) Days from the date of the notice requiring direct negotiations, then the Dispute shall be finally settled by binding arbitration and either Party may initiate such arbitration by giving notice to the other Party. The arbitration shall be conducted in accordance with The International Institute for Conflict Prevention & Resolution (“CPR”) Rules for Non-Administered Arbitration (“CPR Rules”), except to the extent of conflicts between the CPR Rules at present in force and the provisions of this Agreement, in which event the provisions of this Agreement prevail. The CPR is the appointing authority. The place of arbitration shall be Anchorage, Alaska.

14.6	Procedure. The following provisions shall apply to any arbitration proceedings commenced pursuant to Section 14.5:

(A)	The number of arbitrators shall be one if the monetary value of the Dispute is US $5,000,000 or less. The number of arbitrators shall be three if the monetary value is greater than US $5,000,000.

(B)	The arbitrator or arbitrators must remain neutral, impartial and independent regarding the Dispute and the Parties. If the number of arbitrators to be appointed is one, that arbitrator, or the presiding arbitrator if the arbitrators are three, must be a lawyer experienced in the resolution of disputes with experience relating to the issues in dispute.

(C)

The Parties waive any claim or right to recover for, and the arbitrator has or arbitrators have no power to award, incidental, consequential, punitive or exemplary damages. The arbitrator has or arbitrators have no authority

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to appoint or retain expert witnesses for any purpose unless agreed to by the Parties. The arbitrator has or arbitrators have the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration clause and existence or the validity of this Agreement.

(D)	All arbitration fees and costs shall be borne equally regardless of which Party prevails. Each Party shall bear its own costs of legal representation and witness expenses.

(E)	The arbitrator is or arbitrators are authorized to take any interim measures as the arbitrator considers or arbitrators consider necessary, including the making of interim orders or awards or partial final awards. An interim order or award may be enforced in the same manner as a final award using the procedures specified below. Further, the arbitrator is or arbitrators are authorized to make pre- or post-award interest at the interest rate specified in Subsection 8.4.

(F)	The arbitrator or arbitrators must render a reasoned award in writing. This award shall be based upon a decision which must detail the findings of fact and conclusions of law on which it rests.

(G)	The Dispute will be resolved as quickly as possible. The arbitrator’s or arbitrators’ award must be issued within three (3) Months from completion of the hearing, or as soon as possible thereafter.

14.7	Enforceability.

(A)	All disputes arising under this Agreement not resolved by the Parties via mediation and/or arbitration will be resolved in the state or federal courts of Alaska in Anchorage, Alaska. Each party, to the extent permitted by law, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any action or other legal proceeding arising out of or relating to this Agreement and the transactions it contemplates. This waiver applies to any action or legal proceeding, whether sounding in contract, tort, or otherwise.

(B)	Except for proceedings to preserve property pending determination by the arbitrator or arbitrators or to enforce an award, the mandatory exclusive venue for any judicial proceeding permitted in this Agreement is Anchorage, Alaska. The Parties consent to the jurisdiction of the state and federal courts in Anchorage, Alaska, and waive any defenses they have regarding jurisdiction.

(C)	Proceedings to enforce judgment entered on an award may be brought in any court having jurisdiction over the person or assets of the non-prevailing Party. The prevailing Party may seek, in any court having jurisdiction, judicial recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the award.

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14.8	Confidentiality.

(A)	The Parties agree that any Dispute and any negotiations, mediation and arbitration proceedings between the Parties in relation to any Dispute shall be confidential and will not be disclosed to any third party.

(B)	The Parties further agree that any information, documents or materials produced for the purposes of, or used in, negotiations, mediation or arbitration of any Dispute shall be confidential and will not be disclosed to any third party.

(C)	Without prejudice to the foregoing, the Parties agree that disclosure may be made:

(1)	In order to enforce any of the provisions of this Agreement including without limitation, the agreement to arbitrate, any arbitration order or award and any court judgment.

(2)	To the auditors, legal advisers, insurers and affiliates of that Party to whom the confidentiality obligations set out in this Agreement shall extend.

(3)	Where that Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation.

(4)	With the prior written consent of the other Party.

(D)	The Parties agree to submit to the jurisdiction of the state and federal courts in Anchorage, Alaska, for the purposes of any proceedings to enforce this Section 14.8.

15.	MISCELLANEOUS

15.1	Authority. Each Party covenants to each other Party that it has the legal authority to enter into and perform this Agreement and each obligation assumed by such Party under this Agreement.

15.2	Further Assurances. The Parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or perform the intent and purposes of this Agreement or to show the ability to perform the intent and purposes of this Agreement.

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15.3	No Duty to Third Parties. This Agreement is made for the sole benefit of the Parties and their respective successors and assigns. The Parties do not intend to create, and this Agreement will not be construed to create, by implication or otherwise, any rights in any other person or entity not a Party to this Agreement, and no such person or entity will have any rights or remedies under or by reason of this Agreement, or any right to the exercise of any right or power hereunder or arising from any default hereunder.

15.4	No Partnership. The execution and performance of this Agreement is not intended by the Parties to create and will not be construed to create any partnership or business association between the Parties.

15.5	Right to Examine Books and Records. Each Party to this Agreement, at its sole expense, will have the right to audit the books and records of the other Party relating to performance of this Agreement. All audits will be conducted in accordance with professional auditing standards and during normal business hours. The audited Party will fully cooperate with the auditing Party to accomplish the audit as expeditiously as possible. Each Party’s right to audit will remain in effect until two (2) years after termination or expiration of this Agreement.

15.6	Conflicts of Interest. Each Party represents and warrants to the other Party that said Party or its subcontractors, and its and their owners, shareholders, partners, directors, offices, employees or other agents have neither paid, agreed to pay, nor will pay, any sums, kickbacks, or other such consideration to any owners, shareholders, partners, directors, offices, employees or other agent of the other Party, or to any third party in connection with this Agreement, nor has any such payment or agreement for payment been requested or solicited by any such owners, shareholders, partners, directors, offices, employees or other agents.

15.7	Binding Nature; Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective Parties hereto, and the covenants, conditions, rights and obligations of this Agreement shall run for the full term of this Agreement. This Agreement is assignable only with the prior written consent of the other Party, which consent will not be unreasonably withheld. No assignment for which written consent has been received will be effective until the assignee agrees in writing to assume and fully perform the terms of this Agreement.

15.8	Seller Not A Public Utility. Seller is not a public utility and nothing contained herein will be deemed as a dedication to the public of the Natural Gas, or any land, wells, pipelines, or other facilities, or any part thereof.

15.9

Counterparts. This Agreement may be executed by the Parties in any number of counterparts and on separate counterparts, including electronic transmittals, each of which when so executed will be deemed an original, but all such counterparts,

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when taken together, will constitute but one and the same Agreement. In the event one Party executes the Agreement, and the other Party does not execute the Agreement within ten (10) Days of the first Party’s execution, the execution of the Agreement by the first Party will be deemed null and void.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date set forth in the preamble.

IMPORTANT NOTICE: THIS AGREEMENT CONTAINS PROVISIONS REGARDING INDEMNITIES AND WARRANTIES THAT EXPRESS THE AGREEMENT OF THE PARTIES CONCERNING CLAIMS ARISING OUT OF THIS AGREEMENT.

HILCORP ALASKA, LLC		CHUGACH ELECTRIC ASSOCIATION, INC.

Signature:		Signature:

/s/ John A. Barnes		/s/ Bradley Evans

Name:	John A. Barnes	Name:	Bradley Evans

Title:	Sr VP HAK	Title:	CEO

Date:	28 June 2013	Date:	July 1st, 2013

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GAS SALE AND PURCHASE AGREEMENT

Exhibit A

Map of Cook Inlet Area

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GAS SALE AND PURCHASE AGREEMENT

Exhibit B

Delivery Points and Delivery Point Meters

The following Delivery Points are authorized under this Agreement. Unless otherwise agreed by the Parties, Seller may deliver Gas sold under this Agreement at any Delivery Point listed herein.

1.	Beluga River Unit (Connections), as follows:

a.	The inlet to Buyer’s facilities connected to the Beluga Unit Area Connection to CEA off the Beluga River Unit’s gas filter building (Meter Station 110) located within the West 1⁄2 of the Southeast 1⁄4 of Section 26, Township 13 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

b.	Beluga Area Unit Connection (ENSTAR/APC Metering station 8601, Meters 170 A&B). At the upstream flange of Alaska Pipeline Company’s meter at or near the inlet of Alaska Pipeline Company’s Beluga-Anchorage pipeline located within the West 1⁄2 of the Southwest 1⁄4 Section 26, Township 13 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

2.	CIGGS to Beluga Pipeline 8106/401 interconnect meters, as described in CIGGS Pipeline Tariff RCA No. 711.

3.	The Kenai-Anchorage Pipeline – Kenai Unit Area Connection (ENSTAR/APC Meters 500 and 502). At the upstream flange of the Alaska Pipeline Company’s master meter located at or near the inlet of the Alaska Pipeline Company’s Kenai-Anchorage pipeline in Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

4.	The Kenai Kachemak Pipeline – KKPL-APC Interconnection Point (MSN 601). At the downstream weld of the 8-inch electronic isolation fitting, located just outside of KKPL’s meter building, between the northern terminus of the KKPL and the APL’s lateral to the inlet of the APC’s Kenai-Anchorage pipeline in Southeast 1⁄4 of Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

5.	The Kenai-Anchorage Pipeline –

a.	Sterling Unit Connection (ENSTAR/APC Metering station 677, 9100). At the upstream flange of the Transporter’s meter at or near the connection of the Transporter’s Royalty Pipeline located within the Northeast 1⁄4 of Section 9, Township 5 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

b.	West Fork (ENSTAR/APC Station K676, 2200). West Fork Connection (ENSTAR/APC Station K676, Meters 924 & 925). At the upstream flange of Alaska Pipeline Company’s meter at or near the connection of the pipeline from the West Fork field and Alaska Pipeline Company’s Kenai-Anchorage pipeline located in the South 60 feet of the Northwest 1⁄4 of the Northwest 1⁄4 of Section 12, Township 5 North, Range 9 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

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6.	APC Royalty Line

a.	ENSTAR/APC Meter Beaver Creek 1100: At the upstream flange of transporter’s meter at or near Transporter’s existing pipeline within the Northwest 1⁄4 , Southwest 1⁄4, Section 7, Township 6 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, Alaska.

b.	ENSTAR/APC Meter Swanson River 520: At the upstream flange of Unocal/Chevron’s meter located at or near the inlet of the Company’s North Kenai Lateral pipeline in Government Lot 1, Section 21, Township 7 North, Range 12 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

7.	APC Beluga-Anchorage Pipeline ENSTAR/APC Metering Points for the following interconnection meters, as described below:

a.	Pretty Creek Unit & Storage (ENSTAR/APC Metering station B602, Meters 189 A & 189 B). At the upstream flange of Alaska Pipeline Company’s meter at or near the connection of the Alaska Pipeline Company’s Beluga-Anchorage pipeline located within the South 1⁄2, Section 28, Township 14 North, Range 9 West, Matanuska-Susitna Borough, Seward Meridian, State of Alaska.

b.	Stump Lake/Ivan River Unit & Storage (ENSTAR/APC Metering station B603, Meters 600& 601). At the upstream flange of the Alaska Pipeline Company’s meter at or near the connection of the Alaska Pipeline Company’s Beluga-Anchorage pipeline located within the Southeast 1⁄4 of the Northwest 1⁄4 of the Northeast 1⁄4 of the Southwest 1⁄4 of Section 22, Township 14 North, Range 9 West, Matanuska-Susitna Borough, Seward Meridian, State of Alaska.

c.	Lewis River Unit (ENSTAR/APC Metering station B604, Meters 168 A & 168 B). At the upstream flange of the Alaska Pipeline Company’s meter at or near the connection of the Alaska Pipeline Company’s Beluga-Anchorage pipeline located within the Northwest 1⁄4 of Section 2, Township 14 North, Range 9 West, Matanuska-Susitna Borough, Seward Meridian, State of Alaska.

8.	The Kenai Kachemak Pipeline – KKPL-KNPL 600 interconnect meter, as described in the KKPL Tariff RCA No. 668.

9.	The Kenai Nikiski Pipeline – KNPL Receipt Points (301, 303, 400, 420, 600), as described in the KNPL Tariff RCA No. 689

a.	Cannery Loop (301, 303).

b.	Kenai Gas Field (400).

c.	Swanson River (420).

d.	Kenai Kachemak Pipeline (600).

10.	CIGGS to KNPL 401 interconnect meter at the upstream flange of the CIGGS and KNPL pipelines located in the Northeast 1⁄4 of the Northeast 1⁄4 of Section 21, Township 7 North, Range 12 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

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GAS SALE AND PURCHASE AGREEMENT

Exhibit C

Gas Quality Specifications

The following are the “Gas Quality Specifications” for Gas sold and purchased under this Agreement:

Quality	Specification

Gross Heating Value	≥ 950 BTUs per Standard Cubic Foot; and ≤ 1,050 BTUs per Standard Cubic Foot.

Deleterious Matter

General	Commercially free of dust, gum, gum forming constituents, or other liquid or solid matter that may separate from the Gas in transportation

Temperature	≤ 120º Fahrenheit

Water	≤ 4 pounds per MMcf

Hydrogen Sulfide	≤ 1 grain per 100 Standard Cubic Feet

Sulphur	≤ 20 grains of sulphur per 100 Standard Cubic Feet

Carbon Dioxide	≤ 3% by volume

Oxygen	≤ 1% by volume

Filtration	Passed through a .3 micron coalescing filter prior to delivery

Pressure	Gas shall be delivered at sufficient pressure to enter the pipeline for delivery at the Delivery Point

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